Exhibit 10.21

Warehouse Lease Agreement

Lessor (Party A): Colori Inc.

Lessee (Party B): Shanghai Juhao Information Technology Co., Ltd

On the basis of voluntariness and equality, Party A and Party B have reached the following agreement of warehouse leasing through consultation:

1.	Location, area, structure, decoration and facilities of the warehouse: located in Longliqi Industrial Park, Changshu, Jiangsu Province, with an area of 6440 square meters. The address is: No. 46-5 Xinzhuang Avenue, Xinzhuang County, Changshu City, Jiangsu Province.

2.	Lease purpose: For Party B’s warehouse use.

3.	Leasing period: from January 1, 2021 to December 31, 2021

4.	Rent and payment method: the rent is RMB 1,803,200 per year.

5.	Warehouse maintenance responsibility: Party B shall not change the warehouse structure during its use.

6.	Agreement on sublease: during the lease term, if Party A transfers the ownership of the leased warehouse to a third party, it is not required to seek the consent of the lessee, but it shall inform the lessee of the transfer of ownership. If Party B transfers its lease to a third party due to work needs, it must obtain the consent of the lessor in advance.

7.	Modification and termination of contract

If one party fails to perform its obligation under this agreement for more than 10 days, the other non-breaching party has the right to terminate this agreement unilaterally.

8.	Rights and obligations of Party A and Party B

8.1 Rights and obligations of Party A

Party A shall ensure the completion of the warehouse infrastructure and shall not sublet it without the consent of Party B.

8.2 Rights and obligations of Party B

Party B shall pay the rent on time and have the obligation to maintain and repair the warehouse during the lease period.

During the lease period of the warehouse, all expenses incurred by Party B due to its business operation shall be borne by Party B.

9.	This Agreement shall come into force from the date of signing. In case of any dispute, both parties shall settle it through negotiation. If the negotiation fails, the dispute shall be submitted to People’s Court of Changshu for judgment.

10.	This agreement is made in duplicate, one for each party.

Party A	Party B
Legal Person	Legal Person

Signed at：Changshu, Jiangsu	Signing date: 12/31/2020